EXHIBIT 4.1

SUPPLEMENTAL WARRANT AGREEMENT

This Supplemental Warrant Agreement dated as of February 25, 2026 (the “Supplemental Warrant Agreement”), is executed by PureCycle Technologies, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, an affiliate of the Company (f/k/a Roth CH Acquisition I Co. and now known as PureCycle Technologies Holdings Corp., a wholly owned direct subsidiary of the Company) and the Warrant Agent are parties to that certain Warrant Agreement dated as of May 4, 2020 (the “Warrant Agreement”);

WHEREAS, the expiration date (the “Expiration Date”) of the Warrants is the earlier of (i) five years from the date of the completion of an initial Business Combination (which was consummated on March 17, 2021), or (ii) the date fixed for redemption of the Warrants;

WHEREAS, in accordance with the terms of the Warrant Agreement, the Board of Directors of the Company has authorized an amendment to the Warrants to extend the Expiration Date; and

WHEREAS, the parties desire to amend the Warrant Agreement upon the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

2. Amendment to Warrant Agreement.

Effective March 17, 2026, Section 3.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.2. Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later to occur of (i) the completion of the Company’s initial merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”) and (ii) 12 months following the effective date of the Registration Statement, and terminating at 5:00 p.m., New York City time, on the earlier to occur of (i) June 17, 2026, and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide written notice of not less than 10 days to Registered

Holders and the Warrant Agent of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.”

3. Amendment. All references in the Warrant Agreement (and in the other agreements, documents and instruments entered into in connection therewith) to the “Warrant Agreement” shall be deemed for all purposes to refer to the Warrant Agreement, as amended by this Supplemental Warrant Agreement.

4. Remaining Provisions of Warrant Agreement. Except as expressly provided herein, the provisions of the Warrant Agreement shall remain in full force and effect in accordance with their terms and shall be unaffected by this Supplemental Warrant Agreement.

5. Counterparts. This Supplemental Warrant Agreement may be executed in counterparts, each of which when executed shall be deemed an original and both of which when executed shall be deemed one and the same instrument.

6. Headings. The headings to this Supplemental Warrant Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7. Governing Law. This Supplemental Warrant Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law thereof that would require the application of the laws of any other jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, this Supplemental Warrant Agreement has been duly executed and delivered by the authorized officers of each of the undersigned as of the date first above written.

PURECYCLE TECHNOLOGIES, INC.

By: /s/ Brad S. Kalter

Name: Brad S. Kalter

Its: General Counsel, Chief Compliance Officer and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: /s/ Henry Farrell

Name: Henry Farrell

Its: Vice President